Exhibit 2.1

STRICTLY CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

CAMBIUM LEARNING GROUP, INC.,

CAMPUS HOLDING CORP.

and

CAMPUS MERGER SUB INC.

Dated as of October 12, 2018

ii

EXHIBITS:

Exhibit A	-	Form of Certificate of Incorporation
Exhibit B	-	Form of Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2018, is by and among Cambium Learning Group, Inc., a Delaware corporation (the “Company”), Campus Holding Corp., a Delaware corporation (“Parent”), and Campus Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Agreement and not otherwise defined above or in the text below have the meanings given to them in Section 8.17.

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent, and each Company Common Share (other than Cancelled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the holders of Company Common Shares, (ii) approved and declared advisable this Agreement and the Merger, (iii) resolved to recommend to the holders of Company Common Shares that such holders adopt this Agreement (such recommendation by the Company Board, the “Company Board Recommendation”), and (iv) directed that this Agreement be submitted to the holders of Company Common Shares for their adoption;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have approved the Merger and this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Merger and the other transactions contemplated hereby, in each case, on the terms and conditions set forth herein;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has acted by written consent, which consent by its terms shall be effective immediately following the execution of this Agreement by the parties hereto, to adopt this Agreement in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, in each case as in effect as of the date hereof (the “Parent Consent”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor has duly executed and delivered to the Company a limited guarantee, dated as of the date hereof, in favor of the Company (the “Guarantee”);

WHEREAS, it is expected that promptly following, and in any event no later than 8:30 p.m. local time in New York, New York on the date immediately following the date of execution and delivery of this Agreement (such time, the “Consent Deadline”), the Majority Stockholder will execute and deliver, or cause to be executed and delivered, to the Company and Parent, a true, correct and complete copy of the irrevocable written consent providing for the adoption of this Agreement by the Majority Stockholder, in a form agreed to by Parent (the “Written Consent”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent the VKidz Agreement Amendment (as defined below), duly executed by the parties thereto; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 on the second Business Day following the day on which the last of the conditions set forth in ARTICLE VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during or before the expiration of the Marketing Period as may be specified by Parent on no fewer than two Business Days’ prior written notice to the Company and (b) the second Business Day following the expiration of the Marketing Period. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as may be agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in the form attached hereto as Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended, subject to the provisions set forth in Section 5.9, in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read in the form attached hereto as Exhibit B and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended, subject to the provisions set forth in Section 5.9, in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. Except as otherwise directed in writing by Parent, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.7 Officers. Except as otherwise directed in writing by Parent, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

Section 1.8 Closing Deliverables.

(a) Company Closing Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the certificates contemplated by Sections 6.3(c) and 6.3(d);

(ii) the Payoff Letter; and

(iii) to the extent requested by Parent, in accordance with and subject to the provision of Section 5.17, the resignations by the Company of the applicable directors of the Company and its Subsidiaries.

(b) Parent and Merger Sub Closing Deliverables. At or prior to the Closing, Parent and Merger Sub, as applicable, shall deliver, or cause to be delivered, to the Company or the applicable Person the following:

(i) the certificate contemplated by Section 6.2(c); and

(ii) payment of the Payoff Amount, on the terms and subject to the conditions set forth in the Payoff Letter.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub, any holder of Company Common Shares or shares of common stock of Merger Sub or any other Person (other than the Secretary of State of the State of Delaware):

(i) Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Company Common Shares. Each Company Common Share issued immediately prior to the Effective Time that is owned or held in treasury or otherwise by the Company and each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned or held by (A) any wholly-owned Subsidiary of the Company or (B) Parent or any of its wholly owned Subsidiaries (including Merger Sub), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Shares. (A) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (x) the Cancelled Shares, (y) the Dissenting Shares, and (z) the Company Common Shares beneficially owned, as of immediately prior to the Effective Time, by the Specified Stockholders) shall be automatically converted into the right to receive $14.50 in cash, without interest (the “A Merger Consideration”), and (B) each Company Common Share issued and outstanding immediately prior to the Effective Time beneficially owned, as of immediately prior to the Effective Time, by any Specified Stockholder shall be automatically converted into the right to receive $11.50 in cash, without interest (the “B Merger Consideration”, and together with the A Merger Consideration, as applicable, the “Merger Consideration”).

All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Common Shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such Company Common Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the Company Common Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary (but subject to this Section 2.1(b)), Company Common Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted to adopt this Agreement or consented thereto in writing and is entitled to demand, and has properly demanded, appraisal for such Company Common Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Common Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but at the Effective Time shall be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in Section 262 of the DGCL, subject to the further provisions of this Section 2.1(b). All Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and any Book-Entry Shares or Certificates representing Dissenting Shares shall thereafter represent only the rights of the holder thereof under Section 262 of the DGCL, subject to the further provisions of this Section 2.1(b). If any holder of Dissenting Shares timely withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under the DGCL shall cease, and such Dissenting Shares shall instead be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration only, without interest, pursuant to Section 2.1(a)(iii), subject to the provisions set forth in Section 2.2. Except with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall not make any payment with respect to, or offer to setter or settle, any demands with respect to Dissenting Shares or in relation to Section 262 of the DGCL, or agree to do any of the foregoing.

(c) Certain Adjustments. If between the date hereof and the Effective Time, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the express terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Prior to or as promptly as possible following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Shares, cash sufficient to pay the aggregate Merger Consideration (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time) (such aggregate Merger Consideration, the “Payment Fund”). If for any reason (including if any Dissenting Shares cease to be Dissenting shares as set forth in Section 2.1(b)) the Payment Fund is inadequate to pay the amounts to which holders of Company Common Shares shall be entitled under Section 2.1(a)(iii), Parent shall take all steps necessary to promptly deposit, or cause to be deposited, additional cash with the Paying Agent sufficient to make all payments required under this Agreement.

(c) Exchange Procedures. As promptly as practicable (and no later than the second Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Shares whose Company Common Shares were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal, in the form reasonably agreed between Parent and the Company (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon (i) surrender of Certificates to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or (ii) in respect of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (provided that receipt of an “agent’s message” shall be deemed to be an express acknowledgement that the holder of such Book-Entry Shares has received and agrees to be bound by the terms of the Letter of Transmittal (and shall be deemed to have delivered and executed a copy thereof)), in each case, together with such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such Company Common Shares may be paid to any such transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable, in each case, reasonably acceptable to the Paying Agent. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e) No Further Ownership Rights in Company Common Shares. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest, or, in the case of Dissenting Shares, the rights to which a holder of Dissenting Shares may be entitled under Section 262 of the DGCL, subject to the provisions thereof and of Section 2.2(b), and (ii) the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing Company Common Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that any such investments shall be in obligations of, or guaranteed by, the United States government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, Parent shall promptly provide, or cause to be provided, additional funds to the Paying Agent for the benefit of the holders of Company Common Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.

(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this ARTICLE II, without any interest thereon.

(h) No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE II that remains undistributed to the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which the

Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto and shall not render the Merger or other transactions contemplated by this Agreement ineffective.

(i) Withholding Rights. Each of the Company, the Surviving Corporation, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement or any transaction contemplated by this Agreement , any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted or withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Prior to the Closing, the applicable withholding agent shall (except for any employment tax withholding with respect to amounts treated as compensation paid to employees or any withholding as a result of the failure to deliver the certificate required by Section 6.3(d) of this Agreement) use commercially reasonable efforts to (i) notify the Company of any anticipated withholding, (ii) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Tax law, and (iii) cooperate with the Company in good faith to minimize the amount of any applicable withholding.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, reasonably acceptable to the Paying Agent, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such amount as the Surviving Corporation or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent or the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 2.3 Treatment of Company Options. At the Effective Time, each compensatory option to purchase Company Common Shares (a “Company Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five (5) Business Days) following the Effective Time, a cash payment (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment) with respect thereto equal to the product of (i) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the A Merger Consideration over the exercise price per Company Common Share subject to such Company Option as of the Effective Time; provided that the Surviving Corporation shall pay all charges and expenses in connection with such payment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries prior to the date hereof (excluding (i) for the avoidance of doubt, VKidz and (ii) any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections to the extent they are cautionary, predictive or forward-looking in nature) (collectively, the “Company SEC Disclosures”), provided that nothing disclosed in the Company SEC Disclosures will be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19 and 3.20 or (b) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific section or subsection of this Agreement against which it is expressly disclosed and such other sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered sections of this ARTICLE III, and other than the representations and warranties in Section 3.2), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list, true and complete in all respects, of all Subsidiaries of the Company, including, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of organization, (iii) its form of organization, (iv) its authorized Equity Interests, (v) its issued and outstanding Equity Interests, including the number thereof, and (vi) the holder(s) of such issued and outstanding Equity Interests.

Section 3.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of common stock, $0.001 par value per share (the “Company Common Shares”), and 15,000,000 preferred shares, $0.001 par value per share. As of October 11, 2018 (the “Specified Date”), (i) 47,300,262 Company Common Shares were issued and outstanding (not including shares held in treasury), (ii) 6,532,189 Company Common Shares were held in treasury, (iii) 2,084,621 Company Common Shares were issuable upon the exercise of outstanding Company Options, which had a weighted average exercise price of $3.93, and (iv) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights.

(b) Section 3.2(b) of the Company Disclosure Schedule completely and accurately sets forth the Company Option Information.

(c) Except for this Agreement, the Rights Agreement, the certificate of incorporation of the Company as in effect as of the date hereof and the Company Options, as of the date hereof, there are no outstanding subscriptions, options, warrants, rights of first refusal, rights of first offer, voting agreements, calls, puts, convertible securities, exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other Equity Interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or Equity Interests, (2) grant, extend or enter into any such subscription, option, warrant, right of first refusal, right of first offer, voting agreement, call, put, convertible securities, exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar right, agreement or commitment relating to the capital stock or other Equity Interest of the Company or any Subsidiary of the Company or (3) redeem or otherwise acquire any such shares of capital stock or other Equity Interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date hereof there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other Equity Interest of the Company or any of its Subsidiaries, and to the knowledge of the Company, no voting trusts or other agreements or understandings with respect to the voting or registration of the capital stock or other Equity Interest of the Company or any of its Subsidiaries is in effect. Since the Specified Date through the date hereof, the Company has not authorized, issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options in accordance with their respective terms) or granted any Company Options.

(d) Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights. Except for the Equity Interests in the Company’s Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any Equity Interest in any Person).

Section 3.3 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the Company Stockholder Approval having occurred, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously authorized by the Company Board and, except for the Company Stockholder Approval having occurred and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Laws”), including, assuming the occurrence of the Company Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Company Common Shares of an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby (which shall also satisfy applicable requirements of the DGCL), (iii) the rules and regulations of The Nasdaq Capital Market, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (v) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country and (vi) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (covering the applicable Laws or other legal restraints of foreign countries designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”)) (clauses (i) through (vi), collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no material authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries, in each case, with or without notice or the passage of time or both, pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company’s Organizational Documents or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2016 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Act of 2010, as amended (the “Dodd-Frank Act”) and other applicable Law, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or nature and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form, in all material respects, with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(c) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect, in any material respect, the Company’s ability to report financial information and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether, accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet (or the footnotes thereto) of the Company and its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2017 (including any notes thereto), (ii) Liabilities arising in connection with this Agreement or the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course of business that are not, individually or in the aggregate, material in amount or nature, and (iv) Liabilities that have been discharged or paid in full in the ordinary course of business, and (v) Liabilities that do not or would not be reasonably expected to exceed, individually or in the aggregate, $1,000,000.

Section 3.7 Compliance with Law; Permits.

(a) Except where the failure to comply, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable federal, state, local and foreign laws, codes, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees, stipulations, writs, awards or agency requirements of any Governmental Entity (collectively, “Laws” and each, a “Law”), and (ii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law in a material respect.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.

(c) None of the Company, its Subsidiaries, any director, officer, employee or, to the Company’s knowledge, any agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past three (3) years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) otherwise violated or is in violation of applicable Bribery Legislation.

(d) During the last three (3) years, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received notice from or made a voluntary disclosure to any Governmental Entity regarding any actual or potential violation of Bribery Legislation; or has been under administrative, civil, or criminal investigation, indictment, or audit (other than a routine contract audit) concerning any actual or potential violation of Bribery Legislation.

Section 3.8 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with applicable Environmental Laws, and each has obtained, maintained, and complied with all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (ii) since January 1, 2016, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law or Environmental Permit, (iii) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and (iv) neither the Company nor any its Subsidiaries has assumed, undertaken, or otherwise become subject to any Liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts which have been made available to Parent.

(b) The Company has made available to Parent all material assessments, reviews, reports, audits, inspections relating to Environmental Laws, Environmental Permits, or Hazardous Materials involving the Company or any of its Subsidiaries or any material real property subject to any Company Lease and all material correspondence relating to unresolved material non-compliance or material liability under Environmental Laws or Environmental Permits involving the Company or any of its Subsidiaries that are in their possession or reasonable control.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan and each Material Employment Agreement. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the most recent plan document (or, if not written, a summary of its material terms); (ii) the most recent related trust documents or other funding arrangement; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and

(v) the most recent summary plan description. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered or made available to Parent by the Company, there are no amendments to any Company Benefit Plan or any Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries agreed to make any such amendments or to adopt or approve any new Company Benefit Plan or Material Employment Agreement that would result in a material Liability of the Company following the Closing.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a currently effective favorable determination, opinion or notification letter from the IRS as to its qualification, and, to the Company’s Knowledge, nothing has occurred since the date of such letter that would reasonably be expected to cause the revocation of such letter or the loss of such qualification.

(c) All contributions required to be made to any Company Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the past year have been timely made or paid in full.

(d) Each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and with ERISA, the Code and all other applicable Law. There are no pending or, to the Company’s knowledge, threatened in writing material claims (other than routine claims for benefits) or Proceedings against any Company Benefit Plan and, to the Company’s knowledge, there are no facts or events that would reasonably be expected to give rise to any such Proceedings that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party. No non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred within the past six years with respect to any Company Benefit Plan. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, none of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has during the past six (6) years sponsored, maintained, or contributed to, any employee benefit plan or program that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, or (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for (i) health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar Law and at the sole cost to the participant (or his or her beneficiaries), (ii) death benefits attributable to deaths that occur at or prior to termination of service, (iii) retirement benefits under any Company Benefit Plan that is intended to be qualified pursuant to Section 401(a) of the Code, (iv) benefits through the end of the month of termination of employment, or (v) post-termination benefits during any period to convert a group Company Benefit Plan to an individual plan.

(f) Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) result in any payment (including severance, deferred compensation, Tax gross-up, retention, bonus or other payment) becoming due under any Company Benefit Plan or Employment Agreement, (ii) increase any benefits (including severance, deferred compensation, or equity compensation) otherwise payable or provided under any Company Benefit Plan or Employment Agreement, or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or Employment Agreement. No amount, economic benefit or other entitlement that would be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) by any Person who could reasonably be expected to be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.10 Absence of Certain Changes or Events. Since January 1, 2018 through the date hereof, (a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, (b) there has not been any fact, change, circumstance, event, occurrence, condition or development that has had, individually or in the aggregate, a Material Adverse Effect, and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a violation of, or would require the consent of Parent under, subclauses (A) through (I), (M) through (O), and (R) through (Y) (solely to the extent it applies to the foregoing clauses) of Section 5.1(b).

Section 3.11 Litigation; Orders. As of the date hereof, (a) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their respective directors, officers or employees in their capacities as such that that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to, or in default under, any outstanding Order pursuant to which the Company or its Subsidiaries have ongoing obligations that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Company Information. Neither the Information Statement nor any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Common Shares, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply as to form in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by or with respect to it in accordance with all applicable laws, and all such filed Tax Returns are true, complete and correct; (ii) the Company and each of its Subsidiaries has paid in full all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, the Company has made adequate provision for all Taxes in its financial statements in accordance with GAAP, except with respect to Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (iii) as of the date hereof, no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns filed or required to be filed by or with respect to, the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP.

(b) As of the date hereof, there is no claim, audit, action, suit, proceeding or investigation, to the knowledge of the Company, currently pending, proposed or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset other than in respect of matters for which adequate reserves have been established, in accordance with GAAP.

(c) There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Liens.

(d) No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction during the three-year period ending on the date hereof.

(e) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated, unitary or similar Tax group (other than a group the common parent of which is the Company or a Subsidiary of the Company), or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(f) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received, or paid, on or prior to the Closing Date or (iv) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date.

(g) Neither of the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.

(h) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(i) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).

(j) As of December 31, 2017, the Company, in its capacity as the common parent of a consolidated group for U.S. federal income tax purposes, had, in the aggregate, the amount of net operating losses (as determined for U.S. federal tax purposes) as was reported on the Company’s 2017 federal income Tax Return.

(k) Since January 1, 2016, the Company and each of its Subsidiaries has collected all material sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(l) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.13 and, to the extent expressly referring to Code sections, Section 3.9, are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.14 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”). No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the knowledge of the Company threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof (i) there are no organizing activities, strikes, lockouts, slowdowns, work stoppages, material arbitrations or material grievances, or other material labor disputes against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened in writing; (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company and its Subsidiaries have complied in all material respects with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s knowledge, threatened. Except as could not reasonably be expected to have a Material Adverse Effect, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status is properly so characterized.

Section 3.15 Real Property. Neither the Company nor any Subsidiary owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and all such Company Leases are in full force and effect and are enforceable in accordance with their respective terms and (b) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date hereof.

Section 3.16 Intellectual Property; Data Security; Information Technology.

(a) The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property.”

(b) Set forth in Section 3.16(b) of the Company Disclosure Schedule is a complete and accurate list of each item of Company Registered Intellectual Property, including, with respect to each item, the application serial number or registration number, as appropriate, and the record and, if different, beneficial owner thereof. Each item of Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, is valid and enforceable. The Company and its Subsidiaries own all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to all Company Registered Intellectual Property, except as set forth in Section 3.16(b) of the Company Disclosure Schedule. To the Company’s knowledge, each of the Company and each of its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted and as currently proposed to be conducted.

(c) (i) To the Company’s knowledge, neither the conduct of the business of the Company and its Subsidiaries nor any of the Company Products infringes, violates or constitutes misappropriation of any Intellectual Property of any Person; (ii) to the Company’s knowledge, no Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries; and (iii) there is no pending claim asserted in writing against the Company or any of its Subsidiaries (including any “cease and desist” letters and invitations to license) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any Person.

(d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ material Trade Secrets, and to the Company’s knowledge, there is no material unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any material Software for any Company Product which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third-party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code.

(e) No Software owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries or to any Company Product has been or is being distributed, in whole or in part, or was used, or is being used, in each case by the Company or one of its Subsidiaries, in conjunction with any Public Software in a manner which would require that, pursuant to the terms of the corresponding Public Software License, such software owned by the Company or one of its Subsidiaries (excluding the original Public Software) or modification thereto be disclosed or distributed in Source Code form, made available at no charge or otherwise licensed to third parties.

(f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence; (ii) the Company and its Subsidiaries comply in all material respects with their internal policies and procedures, contractual obligations, applicable law and any other legal requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of personal information collected, used, or held for use by (or on behalf of) the Company and its Subsidiaries; (iii) to the Company’s knowledge, none of the Company or any of its Subsidiaries has experienced a material data breach involving a third party obtaining unauthorized access to any personally indentifiable information or confidential customer data from the Company or any of its Subsidiaries or their IT Systems; and (iv) there are no claims pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

(g) Each employee and independent contractor of the Company and each of its Subsidiaries who is involved in the development of material Intellectual Property of the Company or any of its Subsidiaries did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property rights arising therefrom became the property of the Company or such Subsidiary or (ii) pursuant to one or more written agreements with provisions relating to the protection of the Company’s or any of its Subsidiaries’ confidential information and assigning ownership to the Company or one of its Subsidiaries, as applicable, of all Intellectual Property rights developed for the Company or any of its Subsidiaries within the scope of the individual’s employment or independent contractor relationship with the Company or one of its Subsidiaries, as applicable, except in each case where the failure to do so would not be material to the Company and its Subsidiaries (taken as a whole). No such employee or independent contractor has, to the Company’s knowledge, asserted or threatened in writing a claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Company’s knowledge, no such employee or independent contractor has a valid claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights. Except as set forth in Section 3.16(g) of the Company Disclosure, neither the Company nor any of its Subsidiaries has granted to any Person a joint ownership interest of, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property that is material to the conduct of the businesses of the Company or any of its Subsidiaries.

(h) The IT Systems of the Company and its Subsidiaries are adequate, in all material respects, for the operation of the business of the Company and its Subsidiaries as currently conducted, and are in good working order (normal wear and tear excepted), and, to the Company’s knowledge, are free of all viruses, worms, Trojan horses, bugs, errors, problems or other known contaminants, in each case, of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. There has not been any material malfunction with respect to any such IT Systems in the past three years that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have taken adequate steps, in all material respects, to provide for the back-up and recovery of material data and have adequate disaster recovery plans and procedures.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Macquarie Capital (USA) Inc., dated the date the Company Board approved this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of the Company Common Shares in the Merger, pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.18 Material Contracts.

(a) Except as set forth in Section 3.18 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);

(ii) any Contract that expressly imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or in any line of business or geographic area, or to solicit any client or customer;

(iii) any Contract that (A) expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis, or (B) contains (1) “most favored nation”, “most favored customer”, “most favored supplier” or similar covenants, (2) take or pay provisions (committing a Person to buy a minimum quality of goods or services provided by another Person) or (3) requirements provisions (committing a Person to provide the quantity of goods or services require by another Person);

(iv) any Contract (A) relating to Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $500,000, or (B) with respect to, or that otherwise contemplates, any letters of credit, bankers’ acceptances, performance bonds, surety bonds, guarantees or similar obligations;

(v) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(vi) any Contract entered into on or after January 1, 2016 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other Equity Interests of any Person, and with any outstanding obligations as of the date hereof, in each case with a value in excess of $500,000;

(vii) any material joint venture, partnership, limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(viii) any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries obtains or grants (other than in the ordinary course of business) any licenses or other rights with respect to material Intellectual Property owned by the Company or its Subsidiaries or with respect to material Intellectual Property rights used in the conduct of the business of the Company or any of its Subsidiaries (other than licenses for commercially available Software with an annual license fee of less than $250,000) (each such Contract a “Material Company Intellectual Property Contract”);

(x) any Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to Source Code for any Software owned or licensed by the Company or any of its Subsidiaries, or to provide for such Source Code to be put in escrow or a similar arrangement, or otherwise grants a license to such Source Code, for the benefit of a third party (including upon the occurrence of specified events);

(xi) any Contract relating to any resolution or settlement of any Proceeding, whether actual or, to the Company’s knowledge, threatened in writing, involving the Company or any of its Subsidiaries that (A) imposes continuing material obligations upon the operation of the Company and its Subsidiaries or (B) that has had or would reasonably be expected to result in payments by the Company and its Subsidiaries after January 1, 2018 in excess of $300,000 individually or, to the extent that multiple resolutions or settlements relate to the same Proceeding, in the aggregate with respect to all such resolutions or settlements;

(xii) any Contract granting any Lien (other than a Permitted Lien) on any of material assets or properties of the Company or any of its Subsidiaries;

(xiii) any Collective Bargaining Agreement;

(xiv) any Contract with any Material Customer;

(xv) any Contract with any Material Vendor;

(xvi) except for Contracts described in Section 3.18(a)(xiv) or 3.18(a)(xv), any Contract (A)(1) providing for aggregate payments to or by the Company and/or its Subsidiaries of $1,000,000 or more per year or in the next twelve (12) months, or (2) providing for aggregate payments to or by the Company and/or its Subsidiaries of $1,000,000 or more and require completion of performance by any party thereto more than one year from the date hereof, and (B) that cannot be terminated by the Company and/or its Subsidiaries without any penalty or liability and without more than 90 days’ notice;

(xvii) any material Company Lease; or

(xviii) any Contract that constitutes a material agreement of guarantee, credit support, indemnification or assumption or any similar commitment with respect to the obligations or liabilities (whether accrued, absolute, contingent or otherwise) of any other Person.

All contracts of the types referred to in clauses (i) through (xviii) above, collectively with the Majority Stockholder Agreements to which the Company or its Subsidiaries are a party, are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in material breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material Proceedings pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19 Finders or Brokers. Other than Macquarie Capital (USA) Inc., no broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Company Board.

Section 3.20 State Takeover Statutes. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.10, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. Other than the Rights Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies and surety or fidelity bonds currently maintained by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a material breach or event of default, or permit a termination of any of the Insurance Policies.

Section 3.22 Affiliate Transactions. Section 3.22 of the Company Disclosure Schedule sets forth a complete an accurate list of all Majority Stockholder Agreements as in effect on the date hereof. Since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) and have not been disclosed in the Company SEC Documents.

Section 3.23 Top Customers; Top Vendors.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on bookings generated by such customers during the last twelve months ended September 30, 2018 showing the aggregate bookings to each such Material Customer during each such period. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), during the past twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Customer. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer expressly stating any intention or threat to terminate or materially reduce purchases from the Company or any of its Subsidiaries.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on expenditures incurred by the Company and its Subsidiaries during the last twelve months ended September 30, 2018 showing aggregate amount invoiced by each such Material Vendor during each such period. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), during the past twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Vendor. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has received any written notice from any Material Vendor expressly stating any intention or threat to terminate or materially reduce its provision of goods or services to the Company and its Subsidiaries.

Section 3.24 Rights Agreement. The Company and the Company Board have taken all actions necessary so that the execution and delivery of this Agreement will not cause (a) the grant of any new rights under the Rights Agreement or (b) any rights previously granted under the Rights Agreement to become exercisable, including, for the avoidance of doubt, an affirmative determination by the Company Board that each of Parent and Merger Sub is an “Exempt Person” (as defined in the Rights Agreement). Prior to the execution of this Agreement, the Company has provided Parent with a copy of the Company Board’s resolutions effecting the foregoing.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures), none of the Company, any of its Affiliates or any other Person on behalf of the Company or its Affiliates makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Representatives) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Affiliates or Representatives or any other Person resulting from Parent’s, Merger Sub’s or their Affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Affiliates or Representatives, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, including this Section 3.25, nothing shall limit any claim by Parent or Merger Sub for fraud.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not been, and would not reasonably be expected to be, material to Parent and Merger Sub, taken as a whole. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not been and is not reasonably expected to be material to the operations of Parent and Merger Sub, taken as a whole.

Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate or company, as applicable, power and authority to execute and deliver this Agreement, the other Contracts contemplated hereby and, subject to the effectiveness of the Parent Consent, to consummate the transactions contemplated hereby, including the Merger and the Financing, and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Contracts contemplated hereby and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, and thereby have been duly and validly authorized by the board of directors of Parent and the board of directors of Merger Sub and, except for the Parent Consent becoming effective in accordance with its terms and the DGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or company action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s equityholders or Merger Sub’s stockholders, are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the other Contracts contemplated hereby and the consummation of the transactions contemplated hereby, including the Merger and the Financing, and thereby. The board of directors of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub, or (ii) assuming the Transaction Approvals are obtained, (A) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any of their Subsidiaries, in each case, with or without notice or the passage of time or both, pursuant to, any Contract to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (B) conflict with or violate any applicable Laws, except solely as it relates to this clause (ii), as has not had or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Parent and Merger Sub Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Information Statement or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Common Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

Section 4.5 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6 Financing; Solvency.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for confidential provisions related to fees, flex terms and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing contemplated thereby in any respect), dated as of the date hereof, by and among Royal Bank of Canada, Deutsche Bank AG

New York Branch, Deutsche Bank Securities, Inc., Chain Bridge Opportunistic Funding, LLC and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b) Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letters, dated as of the date hereof, by and among The Veritas Capital Fund VI, L.P. (the “Equity Investor”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that the Company is an express, intended third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(c) As of the date hereof, the Commitment Letters are in full force and effect and constitute the valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and the other parties thereto in accordance with their terms (subject to the Enforceability Exceptions). As of the date hereof, there are no conditions precedent or subsequent related to the funding of the full amount of the Financing contemplated by the Commitment Letters, other than the conditions precedent set forth in the Commitment Letters (such conditions precedent, the “Financing Conditions”).

(d) As of the date hereof, the Commitment Letters have not been amended, waived, supplemented or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.

(e) As of the date hereof, Parent has no reason to believe that, assuming that each of the conditions set forth in Sections 6.1 and 6.3 is satisfied at Closing, (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letters will not be available to Parent on the Closing Date.

(f) Parent is not in default or breach under the terms and conditions of either of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters by Parent or, to the knowledge of Parent, any other party thereto.

(g) There are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent or any of its Affiliates is a party, in addition to the Commitment Letters, that could adversely affect the Financing contemplated by the Commitment Letters in any respect, other than those set forth in the Commitment Letters.

(h) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letters to be paid on or prior to the date hereof.

(i) Assuming the Financing is funded in accordance with the conditions set forth in the Financing Commitment Letters and assuming that each of the conditions set forth in Sections 6.1 and 6.3 is satisfied at Closing, as of the date hereof, Parent will have at and as of the Closing sufficient available funds to consummate the Merger and to make all payments required to be made by Parent, Merger Sub or their respective Affiliates in connection therewith, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date hereof, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(j) Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), assuming the representations and warranties in ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures) are true and correct in all material respects and Parent and its Subsidiaries, taken as a whole, will be Solvent.

Section 4.7 Guarantee. The Equity Investor has delivered to the Company a true, complete and correct copy of the executed Guarantee. The Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent in favor of the Company, enforceable by the Company in accordance with its terms (subject to the Enforceability Exceptions). The Equity Investor is not in default or breach under the terms and conditions of the Guarantee. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee.

Section 4.8 Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.9 Certain Arrangements. Other than this Agreement and the Majority Stockholder Side Letter, as of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investor or any of their Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of more than one percent of the outstanding Company Common Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the operations or management of the Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company or the management or control of the Company), the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.

Section 4.10 Ownership of Company Common Shares. Other than as a result of this Agreement, neither Parent nor any of its Affiliates or Subsidiaries “owns” (as defined in Section 203(c)(9) of the DGCL), or has owned at any time during the period commencing three years prior to the date hereof, any Company Common Shares.

Section 4.11 Investigation; No Other Representations. Each of Parent, Merger Sub and their respective Affiliates has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities (contingent, present and otherwise), results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub, on behalf of itself and on behalf of its respective Affiliates and Representatives, acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent, Merger Sub nor any of their respective Affiliates or Representatives has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in ARTICLE III (as qualified by the Company Disclosure Schedule and the Company SEC Disclosures) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company or its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and/or any of its Subsidiaries and their business and operations. Parent and Merger Sub hereby acknowledge, on behalf of itself and its respective Affiliates and Representatives, that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent, Merger Sub and their respective Affiliates and Representatives are not relying on, and taking full responsibility for making their own evaluation of the adequacy and accuracy of, all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). For purposes of this Section 4.11 only, references to the Company and its Subsidiaries shall include VKidz and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, including this Section 4.11, nothing shall limit any claim by the Company for fraud.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE IV, none of Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of Parent, Merger Sub, or any of their respective Affiliates makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its Representatives) with respect to Parent, Merger Sub and their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this ARTICLE IV, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company, any of its Representatives or any other Person resulting from the Company’s or any of its Representatives’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives. Notwithstanding anything to the contrary in this Agreement, including this Section 4.12, nothing shall limit any claim by the Company for fraud.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as permitted, contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries (excluding, for the avoidance of doubt VKidz) to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business.

(b) In addition to and without limiting the generality of Section 5.1(a), during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as permitted, contemplated or required by this Agreement, (iv) subject to Section 5.15, as required by the terms and conditions of the VKidz Agreement, including without limitation, with respect to consummation of the transactions contemplated thereby, or (v) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, to:

(A) amend, supplement or otherwise modify any of its Organizational Documents;

(B) split, combine or reclassify any of its capital stock, voting securities or other Equity Interests;

(C) make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other Equity Interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other Equity Interests, except for (1) any such transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (2) the acceptance of Company Common Shares as payment for the exercise price of Company Options outstanding as of the date hereof, (3) the acceptance of Company Common Shares, or withholding of Company Common Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options outstanding as of the date hereof or (4) purchases, redemptions, or other acquisitions of any shares of its capital stock, other Equity Interests or any other securities required by the terms of any Company Benefit Plan or any Company Options;

(D) grant any Company Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other Equity Interests;

(E) issue, sell, transfer, pledge, authorize, encumber, dispose of or otherwise permit to become outstanding (or authorized any of the foregoing) any additional shares of its capital stock, other Equity Interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Options outstanding as of the date hereof in accordance with their terms, or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(F) adopt a plan, Contract or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Merger;

(G) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money solely among the Company and its Subsidiaries or solely among Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case, outstanding on the date hereof, (3) Indebtedness for commercial paper or Indebtedness incurred pursuant to Contracts set forth on Section 5.1(b)(G) of the Company Disclosure Schedule, or (4) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries in the ordinary course of business not to exceed $500,000 in aggregate principal amount outstanding;

(H) other than in accordance with Contracts in effect on the date hereof or in the ordinary course of business, sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any Lien (other than a Permitted Lien) or otherwise dispose of any of its properties or assets having a value in excess of $300,000 individually or $500,000 in the aggregate to any Person, whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise (other than to the Company or a wholly owned Subsidiary of the Company);

(I) other than in accordance with Contracts in effect on the date hereof or in the ordinary course of business, acquire for cash consideration any assets or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person (in each case other than a wholly-owned Subsidiary of the Company or any assets thereof) in excess of $300,000 individually or $500,000 in the aggregate;

(J) (1) establish, adopt, materially amend or terminate any material Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date hereof, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs, (2) accelerate any rights or benefits under any Company Benefit Plan, or (3) accelerate the time of vesting or payment of any award under any Company Benefit Plan, in each case except as required by terms of this Agreement or as required by applicable Law or the terms of a Company Benefit Plan or contract or agreement in effect on the date hereof;

(K) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as otherwise required by any applicable Law: (1) increase in any manner the compensation or consulting fees, bonus, pension, or other material benefits of any current or former employee, officer, director or natural person independent contractor or consultant of the Company, except (x) in connection with annual promotion-related or merit-based increases for employees that are not executive officers of the Company in the ordinary course of business or (y) increases in compensation in the ordinary course of business; (2) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement; (3) take any action to accelerate rights under any Company Benefit Plan; or (4) enter into any Contract (x) for employment (other than “at-will” employment) with the Company or any of its Subsidiaries or (y) that provides for severance or termination benefits that are inconsistent with the Company’s standard policy related thereto, in each case, that provides compensation and/or benefits (including severance pay or benefits) in an amount, or having a value in excess, of $200,000 per year with respect to any such Contract;

(L) unless required by applicable Law, (1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any Collective Bargaining Agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (2) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(M) (1) make, change or rescind any express or deemed election relating to Taxes, or take any action to deny the availability of any election relating to Taxes, except, in each case, in the ordinary course of business; (2) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability; (3) enter into any closing agreement with respect to any material Taxes; (4) file any material amended Tax Return; (5) change any method of reporting income or deductions (including, without limitation, any method of accounting) for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2017; except, in each case, as is required by applicable Law or GAAP; (6) extend or waive the application of any statute of limitations relating to the collection or assessment or any Tax (except with respect to routine extensions relating to the initial filing of a Tax Return); (7) apply for or pursue any Tax ruling or (8) execute any power of attorney in respect of any material Tax matter; except, in each case, as is required by applicable Law or GAAP;

(N) subject to Section 5.15, waive, amend or otherwise modify any material terms or conditions with respect to consummation of the transactions contemplated by the VKidz Agreement.

(O) change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

(P) enter into any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(Q) make or enter into any commitment for capital expenditures in excess of $250,000 individually;

(R) make any loans, advances or capital contributions to, or material investments in, any other Person, other than (1) any loans, advances or capital contributions in an amount less than $300,000 individually or $500,000 in the aggregate or (2) loans, advances or capital contributions to, or investments in, the Subsidiaries of the Company;

(S) sell, assign, transfer or exclusively license any material Intellectual Property, or permit the lapse of any right, title or interest to any material Intellectual Property, including any material Company Registered Intellectual Property, or terminate, cancel or amend any Material Company Intellectual Property Contract, in each case, other than in the ordinary course of business; or

(T) settle, compromise or otherwise resolve any Proceedings (excluding any audit, claim or other proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, the Company or any of its Subsidiaries, other than settlements of, compromises for or resolutions of any Proceedings (1) funded solely, subject to payment of a deductible, by insurance coverage maintained by the Company or any of its Subsidiaries or (2) for payment of less than $300,000 (after taking into account insurance coverage maintained by the Company or any of its Subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of the Company;

(U) amend, modify, supplement or waive any provision under the Rights Agreement (other than as set forth in Section 5.7);

(V) other than in the ordinary course of business, (1) amend, modify, terminate (partially or completely), grant a waiver under, cancel, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or a material default under, any Company Material Contract, or (2) enter into or assume any Contract that would have constituted a Company Material Contract had it been in effect as of the date hereof; or

(W) agree or commit in writing to do any of the foregoing.

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Company Board (or any sub-committees thereof) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited, solely to the extent necessary, as reasonably determined by the Company, to prevent disclosure of information concerning the valuation of the Company and the Merger or other similarly confidential information. All access pursuant to this Section 5.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated exclusively through the designated Representatives of the Company set forth on Section 5.2(a) of the Company Disclosure Schedule or as otherwise designated by the Company.

(b) Notwithstanding anything to the contrary contained in this Section 5.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of June 14, 2018, between the Company and Veritas Capital Fund Management, L.L.C. (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(d) Subject to Section 5.15, the Company shall exercise its access rights under Section 6.1 of the VKidz Agreement for the benefit and at the written direction of Parent.

Section 5.3 No Solicitation.

(a) Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, (A) solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information) any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry, proposal or offer, to ascertain facts from the Person making such inquiry, proposal or offer for the sole purpose of the Company Board informing itself about such inquiry, proposal or offer and the Person that made it and to refer such Person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral and such ascertaining of facts), or (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Company Acquisition Agreement. Except with respect to Parent, Merger Sub, this Agreement and the Merger, and in any case, in a manner reasonably satisfactory to Parent, unless this Agreement has been validly terminated pursuant to Section 7.1, the Company shall not (x) terminate (or permit the termination of), waive or amend any provision of the Rights Agreement (other than as set forth in Section 5.7), (y) redeem any rights under the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with the consummation of the Merger or otherwise to be adverse to Parent and Merger Sub.

(b) The Company shall immediately (i) cease and cause to be terminated any negotiations with any Persons (other than Parent and Merger Sub and their Representatives) that may be ongoing with respect to a Company Takeover Proposal, and (ii) cease providing any information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic dataroom, in each case with respect to a Company Takeover Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, if and only if, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives a Company Takeover Proposal from any Person that did not result from a material breach of this Section 5.3, and, in the case of any action described in clauses (i) through (iii) of this Section 5.3(c), prior to the taking of any such action, if the

Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, (A) that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (B) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law, then the Company and its Representatives may (i) enter into and accept an Acceptable Confidentiality Agreement with the Person that has made the Company Takeover Proposal, (ii) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives (provided that the Company shall, substantially concurrently with the delivery to such Person, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Parent) and (iii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event, prior to (x) if any such action is taken prior to the Consent Deadline, the Consent Deadline, and (y) if any such action is taken subsequent to the Consent Deadline, 24 hours following the taking of any such action) notify Parent in writing if the Company takes any of the actions in clauses (i) through (iii) above.

(d) The Company shall promptly (and in no event later than (x) if such receipt is prior to the Consent Deadline, the Consent Deadline, and (y) if such receipt is subsequent to the Consent Deadline, 24 hours after such receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that, as determined by the Company Board in good faith, would be reasonably likely to lead to a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof. The Company shall keep Parent reasonably informed, on a reasonably current basis (but in no event more often than once every 24 hours), as to the status of any material changes to, such Company Takeover Proposal, offer, proposal, inquiry or request.

(e) Except as expressly permitted by this Section 5.3, neither the Company Board nor any committee thereof shall (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to Parent, the Company Board Recommendation or (B) approve, adopt or recommend (publicly or otherwise) to the stockholders of the Company, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, a Company Takeover Proposal, or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or agree or publicly propose to do any of the foregoing (any action described in clause (i) or (ii) of this Section 5.3(e) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change (x) in response to a Company Superior Proposal actually received by the Company, or (y) in response to any Effect (other than a Company Superior Proposal) occurring after the date hereof that affects the business, assets or operations of the Company that was neither known to nor reasonably foreseeable by the Company Board prior to the date hereof, in either case, if, prior to taking such action, the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that, prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent at least three Business Days’ prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, including, if applicable, the information specified in Section 5.3(d) with respect to any applicable Company Superior Proposal (provided that, if applicable, following any subsequent revisions to the terms of the such applicable Company Superior Proposal, the Company shall be required to give Parent at least two Business Days’ prior written new notice pursuant to this clause (1) and, thereafter, comply with the further requirements of this sentence with respect to such new written notice), (2) during such notice period, the Company shall have negotiated with, and shall have caused its Representatives to be reasonably available to negotiate with and to negotiate with, Parent and its Representatives in good faith (to the extent Parents desire to negotiate to) to make any adjustments to the terms and conditions of this Agreement, and (3) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time after the date hereof and prior to obtaining the Company Stockholder Approval, if the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that a written Company Takeover Proposal made after the date hereof constitutes a Company Superior Proposal, the Company Board may, subject to compliance with this Section 5.3(f), (A) make a Company Adverse Recommendation Change and (B) cause the Company to terminate this Agreement in accordance with Section 7.1(g) in order to enter into a definitive agreement relating to such Company Superior Proposal subject to paying the Company Termination Fee in accordance with Section 7.3; provided that prior to so making a Company Adverse Recommendation Change or terminating this Agreement the Company Board shall have complied in all material respects with the provisions of the second sentence set forth in Section 5.3(e) with respect to such Company Superior Proposal.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of the Company Common Shares a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action (other than “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) may constitute a Company Adverse Recommendation Change for purposes of Section 7.1(f)) (if it otherwise satisfies the definition thereof) or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

(h) The Company agrees that any breach of this Section 5.3 by any of its Subsidiaries or its and their respective Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4 Written Consent; Information Statement.

(a) Immediately (but in no event more than 24 hours after the execution and delivery of this Agreement) following the execution and delivery of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Written Consent from the Majority Stockholder and deliver the same to Parent. The Company shall comply with applicable Law and the Company’s Organizational Documents in connection with the Written Consent, including giving notice of the availability of dissenters’ rights in accordance with Section 262 of the DGCL to the holders of Company Common Shares not executing the Written Consent, together with any additional information required by the DGCL. The parties agree and acknowledge that the Written Consent shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof.

(b) As promptly as reasonably practicable after delivery to the Company and Parent of the Written Consent (but in any event, no more than 30 Business Days following the date hereof), the Company, with the assistance of Parent and the Majority Stockholder, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company and the Majority Stockholder relating to the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub shall reasonably cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly (and in any event within five days of the Company’s request therefor) furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act for inclusion therein. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Information Statement and shall reasonably consider in good faith for inclusion in the Information Statement any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. The Company shall use reasonable best efforts, after consultation with the Majority Stockholder and Parent, to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of Company Common Shares as promptly as reasonably practicable. The Company shall notify the Majority Stockholder and Parent promptly (and in any event no more than one (1) Business Day after) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company, Parent and the Majority Stockholder shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to the holders of Company Common Shares, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall reasonably consider in good faith for inclusion in any amendments or supplements any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by the Majority Stockholder and Parent as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of the Company Common Shares; provided that the Company shall incorporate any and all comments received by it from the Majority Stockholder, unless prohibited by Law, and shall reasonably consider in good faith all comments received from Parent, Merger Sub or their counsel. The Company shall provide the Majority Stockholder, Parent and their respective counsel the opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the SEC, unless prohibited by Law. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 5.4(b).

Section 5.5 Employee Matters.

(a) Effective as of the Effective Time and during the one-year period immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”), (i) base compensation and cash and other incentive compensation opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) employee benefits that in the aggregate are no less favorable than the employee benefits (excluding any equity-based compensation, defined benefit pension benefits and retiree medical benefits) were provided to the Company Employee immediately before the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, the term “Company Employees” used herein shall not include any employees of VKidz defined as “Continuing Employees” under the VKidz Agreement whose employee matters shall be governed by Section 4.5 thereof.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the period of service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company Benefit Plan replaced by a Post-Closing Plan, except where such credit would result in a duplication of benefits, provided that such recognition of service shall not apply for purposes of benefit accrual under any Post-Closing Plan that is a defined benefit retirement plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan.

(c) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(d) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable by such party under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any Governmental Entities or third parties required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) subject to the provisions of Section 5.11, defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to fully carry out the purposes or intent of this Agreement.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party hereto shall promptly consult with the other parties hereto to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties hereto (or their counsel and, if reasonably determined necessary, advisable or convenient to protect attorney-client privilege or competitively sensitive information, outside counsel only basis) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties hereto with copies of (or, in the case of oral communications, advise the other parties orally of) any material communication from or to any Governmental Entity regarding the Merger, and permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity. No party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

(c) The Company and Parent shall make or file, or cause to be made or filed, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed by such party to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file their notification and report forms under the HSR Act no later than ten (10) Business Days after the date hereof. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e) Except as specifically required by this Agreement, Parent shall not, and shall not permit any of its Affiliates to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

(f) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall use its reasonable best efforts, in order to permit the satisfaction of Section 6.1(b) and Section 6.1(d) so as to permit the Closing to occur as promptly as practicable and in any event before the End Date, including to (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Affiliates (including the Surviving Corporation), (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Affiliates, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent or the Company (including any of their respective Affiliates). If requested by Parent, the Company will agree to any action contemplated by this Section 5.6; provided that any such agreement or action is conditioned on the consummation of the Merger. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.

Section 5.7 Takeover Statutes; Rights Agreement Amendment.

(a) If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company, the Company Board, Parent and its board of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on the transactions contemplated hereby. Nothing in this Section 5.7(a) shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

(b) The Company and the Company Board, as the case may be, will amend the Rights Agreement (such amendment, the “Rights Agreement Amendment”), in form and substance reasonably satisfactory to Parent, to (i) render it inapplicable to this Agreement and the Merger and (ii) provide that it shall have terminated immediately prior to the Effective Time.

Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties hereto and that the parties hereto shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party issue such press release or make such public statement (a) so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law, the fiduciary duties of the Company Board or the applicable rules of any stock exchange; provided, further that, subject to provisions of Section 5.3, the Company shall be permitted to issue press releases or make public announcements with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change without being required to consult with, or obtain the prior consent of, Parent. Notwithstanding the forgoing, nothing in this Section 5.8 shall prevent any Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the transactions contemplated hereby, in each case subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms; provided, that Parent shall be liable for any disclosures made by the recipients pursuant to this sentence.

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any of its Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) against any costs and expenses (including advancing reasonable out-of-pocket attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company, in each case, as set forth in, and in no event on terms less favorable than, those contained in the Organizational Document of the Company or its applicable Subsidiary (as applicable) in effect as of the date of this Agreement (the “Indemnification Arrangements”), subject to applicable Law. Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless and advance expenses to the Covered Persons for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby, in each case, as set forth in, and in no event on terms less favorable than, those contained in the Indemnification Arrangements, subject to applicable Law. From and after the Effective Time, subject to any requirements and conditions of applicable Law and the Indemnification Arrangements, Parent, the Company and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any actual or threatened Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a).

(b) For a period of six (6) years from and after the Effective Time, except as required by applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company’s Organizational Documents; provided that the Company, Parent and Merger Sub hereby agree that the provisions of the certificate of incorporation and bylaws of the Surviving Corporation as set forth in Exhibits A and B, respectively, satisfy the requirements of this sentence. Notwithstanding anything herein to the contrary, except as required by applicable Law, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on the date hereof with any of the directors, officers or employees of the Company or any of its Subsidiaries shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the past and present directors and officers of the Company and its Subsidiaries, as of the date hereof and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” directors’ and officers’ liability insurance policies have been obtained prior to the Effective Time (which the Company shall be permitted to purchase prior to the Effective Time), which policies provide coverage to each Person currently covered by the Company’s and the Company’s Subsidiaries’ directors’ and officers’ liability insurance coverage in effect on the date hereof on terms that are no less favorable than those of the Company’s and the Company’s Subsidiaries’ directors’ and officers’ insurance coverage in effect on the date hereof for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from actions and omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) without the prior written consent of any such Covered Person, it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Corporation or Parent of this Section 5.9, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.

Section 5.10 Financing and Financing Cooperation.

(a) Parent and Merger Sub shall use their respective best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the Financing contemplated by the Commitment Letters on or prior to the Closing Date on the terms and subject to the conditions described in the Commitment Letters

(including, in the case of the Debt Financing, the flex provisions of any applicable fee letters), including: (i) maintaining in effect and enforcing the Commitment Letters and any Definitive Financing Agreements and complying with its obligations thereunder that are a condition to the availability of the Financing; (ii) using best efforts to satisfy on a timely basis (or obtain a waiver of ) all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Financing Agreements; and (iii) using best efforts to negotiate and enter into definitive debt financing agreements on the terms and subject to the conditions contemplated by the Debt Commitment Letter (including, in the case of the Debt Financing, any “flex” provisions in the applicable fee letters) (the “Definitive Debt Financing Agreements”) and definitive equity financing agreements on the terms and conditions contemplated by the Equity Commitment Letter (the “Definitive Equity Financing Agreements” and together with the Definitive Debt Financing Agreements, the “Definitive Financing Agreements”). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters.

(b) Except as otherwise expressly provided in this Section 5.10, prior to the Closing, Parent and Merger Sub shall not, and Parent shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Letters or Definitive Financing Agreements without the Company’s prior written consent; provided that Parent and Merger Sub may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter, unless there is a corresponding increase in the amount of the Equity Financing pursuant to the Equity Commitment Letter, or prevent or materially delay the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter; or (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter, but only, with respect to clauses (i) and (ii), to the extent doing so would not impose new or additional conditions or expand any existing condition to the receipt and availability of the Debt Financing. Upon any such amendment, replacement, supplement or modification, the terms “Debt Commitment Letter”, and “Definitive Debt Financing Agreement”, shall mean the Debt Commitment Letter, Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter.

(c) If all or any portion of the Debt Financing becomes unavailable, or any of the Debt Commitment Letter or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Parent shall use its best efforts to obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Consideration and the other Merger Amounts. In the event any alternative financing is obtained in accordance with this Section 5.10(c) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letters and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.10 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby agrees that nothing in this Agreement requires Parent, Merger Sub or any of their respective Affiliates, officers, directors, or employees to initiate a Proceeding to seek specific performance or any other relief against any of the Debt Financing Sources under the Debt Commitment Letter to cause the Debt Financing to become available.

(d) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such cooperation as is reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing, including, but not limited to, using commercially reasonable efforts to (i) furnish Parent and Merger Sub and its Debt Financing Sources with (A) the Required Information and (B) such other financial and pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, including information that is required in connection with the Debt Financing as required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001 and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), as set forth in the Debt Commitment Letter, as in effect on the date hereof, (ii) upon reasonable advance notice, cause the Company’s senior management to participate in a reasonable number of rating agency presentations, lender meetings and meetings with parties acting as arrangers, bookrunners, and/or other lenders and investors for the Debt Financing, during normal business hours, (iii) furnish existing information in its possession regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements, it being understood that the Company need only assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statements or other information, (iv) assist in the preparation of appropriate and customary bank books, confidential information memoranda, lender and investor presentations, ratings agency presentations and similar documents required in connection with the Debt Financing (including, in each case, by participating in drafting sessions with respect thereto and provide such other information and documents customarily provided in connection with the Debt Financing) and execute customary authorization and management representation letters in connection therewith, and (v) assist in the preparation of and, in the case of the Company and its Subsidiaries, to execute and deliver, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing and including providing information reasonably necessary for the completion of any schedules thereto. No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.10(d) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in this Section 5.10 to the contrary, in fulfilling its obligations pursuant to this Section 5.10, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Debt Financing or any other financing prior to the Effective Time, (B) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, or any applicable Law or material contracts of the Company or any of its Subsidiaries, or (C) provide any cooperation that, in the reasonable opinion of the Company, would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.10 (including reasonable attorneys’ fees) (provided, however, that Company and its Subsidiaries shall bear all costs and expenses incurred by them and their respective Affiliates with respect to the preparation, review, audit and delivery of Required Information by the Company’s independent accountants (but excluding comfort letters, reports and opinions)). Notwithstanding anything to the contrary contained herein, it is understood and agreed that the condition precedent set forth in Section 6.3(b), as applied to Company’s obligations under this Section 5.10(d), shall be deemed to be satisfied unless the Debt Financing has not been obtained as the sole result of the Company’s Willful Breach of its obligations under this Section 5.10(d). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Financing or any other financing (including the arrangement thereof) and any information used in connection therewith (other than information provided to Parent in writing by the Company or its Subsidiaries for inclusion in any syndication materials relating to the Financing), except in the event such loss or damage arises out of or results from the Willful Breach by the Company or its Subsidiaries or any of their respective Representatives in fulfilling their obligations pursuant to this Section 5.10.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.11 Transaction Litigation. Each party shall promptly (and in any event, within two (2) Business Days) notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested). In the event of any such stockholder litigation or Proceedings brought or threatened against the Company, the Company shall, subject to the preservation of the attorney-client and similar privileges and confidential information, give Parent the opportunity to participate in (but not control) the defense or settlement of such stockholder litigation or Proceedings, and shall give due consideration to Parent’s advice with respect to such litigation or Proceedings; provided, however, that the Company shall not settle or offer to settle any such stockholder litigation or Proceeding without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.12 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not have carried on any business or conducted any operations other than as necessary, advisable or convenient to the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of The Nasdaq Capital Market to cause the delisting of the Company and of the Company Common Shares from The Nasdaq Capital Market as promptly as practicable after the Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 VKidz. During the period beginning on the date hereof and ending on the earlier to occur of (x) the Closing and (y) the valid termination of this Agreement in accordance with Section 7.1, the Company shall exercise all of its rights, and comply with all of its obligations, under the VKidz Agreement in good faith as the “Purchaser” thereunder. Prior to taking any action under, pursuant to, or otherwise in connection with, the VKidz Agreement and/or the transactions contemplated thereby, including granting any consent pursuant to, or granting any waiver of any provision of, or amending or otherwise modifying any material term of, the VKidz Agreement (any of the foregoing, a “VKidz Action”), the Company shall consult with Parent and, to the extent applicable, provide Parent a reasonable opportunity to review all documents, notices or other material written correspondence to be delivered by the Company in connection therewith and shall consider in good faith any comments provided by Parent thereto. Notwithstanding the foregoing, the Company shall not grant any consent or waiver under, or agree to amend or modify the terms of, the VKidz Agreement without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. The Company shall reasonably consider in good faith the taking of any action pursuant to, under or in connection with the VKidz Agreement as may be reasonably requested in writing by Parent. The Company shall provide Parent and its Representatives a reasonable opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the other parties to the VKidz Agreement and their respective Representatives. Any action taken pursuant to Section 5.1 shall be permitted under Section 5.15 and deemed to modify the representations in ARTICLE III.

Section 5.16 Majority Stockholder Agreements. The Company shall cause all Majority Stockholder Agreements to be terminated, effective at or prior to the Effective Time, in each case, with no further force or effect and no continuing obligations, monetary or otherwise, or Liabilities on the part of any party thereto.

Section 5.17 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation by the Company, effective as of the Effective Time, of all directors of the Company and its Subsidiaries designated by Parent in writing to the Company not less than three Business Days prior to the Closing, if any.

Section 5.18 Notification of Certain Events.

(a) Notification by the Company. The Company shall promptly as reasonably practicable notify Parent in writing of each of the following events if such event occurs, or of which the Company gains knowledge, after the date hereof and prior to the Closing Date: (i) any bona fide written notice or other written communication received by the Company or its Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) unless such notice is separately required under Section 5.6, any written notice or other written communication received by the Company or its Subsidiaries from any Governmental Entity in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Parent is not prohibited by such Governmental Entity); (iii) any Proceeding commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that could reasonably be expected to result in the failure of the condition set forth in Section 6.3(a) to be satisfied; or (iv) the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate in any material respects at or prior to the Closing that would give rise to the failure to satisfy the conditions set forth in Section 6.1 or Section 6.3(a); provided that such written notice shall not affect or be deemed to modify any representation or warranty of the Company set forth in ARTICLE III or the Company Disclosure Schedule.

(b) Notification by Parent. Parent shall promptly as reasonably practicable notify the Company in writing of each of the following events if such event occurs, or of which Parent gains knowledge, after the date hereof and prior to the Closing Date: (i) any bona fide written notice or other written communication received by Parent, Merger Sub or any Affiliate thereof, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) unless such notice is separately required under Section 5.6, any written notice or other written communication received by Parent, Merger Sub or any Affiliate thereof, from any Governmental Entity in connection with the transactions contemplated by this Agreement (to the extent notification thereof to the Company is not prohibited by such Governmental Entity); (iii) any Proceeding commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.3 or that could reasonably be expected to result in the failure of the condition set forth in Section 6.2(a) to be satisfied; or (iv) the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate in any material respects at or prior to the Closing that would give rise to the failure to satisfy the conditions set forth in Section 6.1 or Section 6.2(a); provided that such written notice shall not affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in ARTICLE IV.

(c) Notwithstanding the foregoing, no failure to give such notification shall separately constitute a failure of any condition in ARTICLE VI or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis, and no notification given by any party pursuant to this Section 5.18 shall (i) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or (ii) otherwise prejudice in any way the rights and remedies contained in this Agreement.

Section 5.19 Confidentiality. All obligations and restrictions upon Parent and its Affiliates under the Confidentiality Agreement with respect to the assets and information of the Company and its Subsidiaries shall terminate simultaneously with the Closing, but all other such obligations shall continue in full force and effect in accordance with the terms of the Confidentiality Agreement.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in a writing signed by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Information Statement shall have been cleared by the SEC and shall have been sent to the holders of Company Common Shares at least twenty (20) calendar days prior to the Closing Date in accordance with Regulation 14C of the Exchange Act.

(c) No Order or Law shall have been entered, adopted, enacted, issued, promulgated or enforced, in each case, that prevents, enjoins, prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

(d) All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in a writing signed by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct that have not had, individually or in the aggregate, a Parent Material Adverse Effect; provided that representations and warranties set forth in ARTICLE IV that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii) of this Section 6.2(a), as applicable) only as of such date or period.

(b) Parent and Merger Sub shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually) of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver in a writing signed by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Sections 3.1, 3.3(a), and 3.10(b) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, (ii) Sections 3.2, 3.3(b) and (c), 3.19, 3.20 and 3.22 shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, (iii) ARTICLE III (other than the representations and warranties contemplated by the foregoing clauses (i) and (ii) of this Section 6.3(a)) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, and (iv) ARTICLE III (other than the representation and warranties contemplated by the foregoing clauses (i) and (ii) of this Section 6.3(a)) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct that have not had, individually or in the aggregate, a Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv) as applicable) only as of such date or period.

(b) The Company shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually), certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Parent shall have received from the Company a certification dated as of the Closing sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; provided, however, that provision of such certification shall not be a condition to Closing and that the sole remedy for failure to provide such certification shall be that Parent shall be entitled to withhold any amount required to be withheld pursuant to applicable Law.

(e) The Majority Stockholder Agreements shall have been terminated in their entirety as of the Effective Time, in each case, with no further force or effect, and no further obligations, monetary or otherwise, or Liability shall remain or otherwise continue in connection with the Majority Stockholder Agreements as of and after the Effective Time.

(f) The Company shall have consummated or shall consummate substantially with the Effective Time the transactions contemplated by the VKidz Agreement in accordance with the terms and conditions thereof, without the amendment, modification or waiver in any material respect of any material term or condition thereof, subject to Section 5.15.

(g) Since the date hereof, there shall not have occurred a Material Adverse Effect.

Section 6.4 Waiver of Conditions; Frustration of Purpose. All conditions to the consummation of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VI, as applicable, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and this Agreement and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, subject to the terms hereof, the occurrence of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. New York City time, on the date that is 90 days after the date of this Agreement (the “End Date”); provided that, if as of the End Date any of the conditions set forth in Section 6.1(b) or Section 6.1(d) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law) shall not have been satisfied or waived, the End Date may be extended on one occasion by either Parent or the Company for a period of 30 days by written notice to the other party, and such date, as so extended, shall be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by such date shall be proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(c) by either the Company or Parent, if an Order shall have been issued restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if such Order was proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(d) by the Company, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from the Company to Parent of such breach, inaccuracy or failure;

(e) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from the Parent to the Company of such breach, inaccuracy or failure;

(f) by Parent, at any time prior to obtaining the Company Stockholder Approval, in the event (i) of a Company Adverse Recommendation Change or (ii) the Company fails to obtain Company Stockholder Approval and deliver the same to Parent prior to the Consent Deadline;

(g) at any time prior to obtaining the Company Stockholder Approval, by the Company, in accordance with Section 5.3(f); provided that the Company pays, or causes to be paid to, Parent, prior to or concurrently with such termination, the Company Termination Fee in accordance with Section 7.3(a); or

(h) by the Company, (i) if all of the conditions set forth in Sections 6.1 and 6.3 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions set forth in Sections 6.1 and 6.2 to the Company’s obligations have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), and (B) it is ready, willing and able to take the actions within its control to cause the Closing to occur, and (iii) Parent fails to consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, within three Business Days following delivery of the confirmation by the Company required by clause (ii) of this Section 7.1(h).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of the final sentence of Section 5.10(d), this Section 7.2, Section 7.3 and ARTICLE VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the final sentence of Section 5.10(d) and Section 7.3. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.

Section 7.3 Termination Fees and Expense Reimbursement.

(a) Company Termination Fee. If:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(g);

(ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(e); (B) after the date hereof, a Company Takeover Proposal (substituting 50% for the 25% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”), shall have been publicly made to the Company Board or the Majority Stockholder, and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to, and thereafter consummates, such Qualifying Transaction; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(f)(i) (but not Section 7.1(f)(ii)).

then the Company shall pay Parent, or cause to be paid to Parent, in the full satisfaction of its obligation under this Section 7.3(a), the Company Termination Fee by wire transfer of immediately available funds to the account or accounts designated in writing by Parent (1) in the case of clause (i) of this Section 7.3(a), prior to or concurrently with such termination, (2) in the case of clause (ii) of this Section 7.3(a), concurrently with the consummation of such Qualifying Transaction, or (3) in the case of clause (iii) of this Section 7.3(a), within two Business Days following such termination. Notwithstanding anything to the contrary in this Agreement but subject to Section 7.3(c), if the Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a), the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 7.3(a). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion whether or not the Company Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times and/or as a result of the occurrence of one or more Effects.

(b) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(d) or 7.1(h), then Parent shall pay, or cause to be paid, in the full satisfaction of its obligation under this Section 7.3, to the Company the Parent Termination Fee by wire transfer of immediately available funds to the account or accounts designated in writing by the Company within two Business Days of such termination. Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.3(b), from and after such termination and payment of the Parent Termination Fee in full pursuant to and in accordance with this Section 7.3(b), neither Parent nor Merger Sub shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 7.3(b). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion whether or not the Parent Termination Fee may be payable under more than on provision of this Agreement, at the same or at different times and/or as a result of the occurrence of one or more Effects.

(c) Expense Reimbursement.

(i) If the Company fails to pay in a timely manner the Company Termination Fee, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in Section 7.3(a) or any portion of such amount, then the Company shall pay to Parent and/or Merger Sub their reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee from and including the date payment of such amount was due to but excluding the date of actual payment.

(ii) In the event of a Willful Breach by the Company, any of its Subsidiaries, or any of its or their respective Representatives of any of the applicable provisions set forth in this Agreement occurring prior to the termination hereof, within three Business Days following the Company’s receipt of a final, non-appealable Order from a court of competent jurisdiction in respect of such Willful Breach, the Company shall pay, or cause to be paid, to Parent its and Merger Sub’s reasonable costs and expenses (including attorneys’ fees) incurred in connection with the transactions contemplated hereby (including the Merger and the Financing) and in connection with obtaining such Order; provided, however, that, notwithstanding the foregoing, in no event shall the Company’s payment obligation under this Section 7.3(c)(ii) exceed $4,000,000 in the aggregate.

(iii) If Parent fails to pay in a timely manner the Parent Termination Fee, and in order to obtain such payment, the Company commences a suit that results in a judgment against Parent or Merger Sub for the fee set forth in Section 7.3(b) or any portion of such amount, then Parent shall pay to the Company its reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee from and including the date payment of such amount was due to but excluding the date of actual payment.

(d) Acknowledgement.

(i) Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but, rather, constitutes liquidated damages in a reasonable amount that will compensate (A) Parent in the circumstances in which the Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (B) the Company in the circumstances in which the Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(ii) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

(iii) Parent’s receipt of the Company Termination Fee under Section 7.3(a), in full shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assignees (collectively, but excluding the Company, the “Company Related Parties”) for any Liabilities suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither the Company nor any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and the amount of the Company Termination Fee are intended to serve as a cap on the maximum aggregate liability of the Company and the Company Related Parties in the event of such a termination; provided that nothing in this Section 7.3(d)(iii) shall restrict Parent’s and Merger Sub’s entitlement to seek and obtain specific performance as set forth herein (provided that, for the avoidance of doubt, upon Parent’s receipt of the Company Termination Fee, neither Parent nor Merger Sub shall be entitled to seek specific performance pursuant to the terms hereof). In the event that Parent shall receive the Company Termination Fee, as provided in Section 7.3(a), , none of Parent, any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, and Parent shall cause any such Proceeding brought by Parent or any of its Affiliates to be dismissed with prejudice promptly (or not undertaken, as applicable) and, in any event, within three Business Days following the payment of the Company Termination Fee, as provided in Section 7.3(a).

(iv) The Company’s receipt of the Parent Termination Fee under Section 7.3(b) in full shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, the Equity Investor and the Debt Financing Related Parties and their respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assignees (collectively, but excluding Parent, the “Parent Related Parties”) for any Liabilities suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and the amount of the Parent Termination Fee is intended to serve as a cap on the maximum aggregate liability of Parent and the Parent Related Parties in the event of such a termination; provided that nothing in this Section 7.3(d)(iv) shall restrict the Company’s entitlement to seek and obtain specific performance as and to the extent permitted by, and subject to the limitations set forth in, Section 8.5(b) (provided that, for the avoidance of doubt, upon the Company’s receipt of the Parent Termination Fee, the Company shall no longer be entitled to seek specific performance pursuant to Section 8.5(b)). In the event that the Company shall receive the Parent Termination Fee, as provided in Section 7.3(b), none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against Parent or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, and the Company shall cause any such Proceeding brought by the Company or any of its Affiliates to be dismissed with prejudice promptly (or not undertaken, as applicable) and, in any event, within three Business Days following the payment of the Parent Termination Fee, as provided in Section 7.3(b).

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses; Transfer Taxes. Except as otherwise provided in this Agreement (including in Sections 5.10(d) and 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby, including the Financing, shall be paid by the party incurring or required to incur such expenses; provided that Parent shall pay all filing fees required under the HSR Act. Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Shares pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Shares.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that in any Proceeding involving any Debt Financing Related Party arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Subject to Section 8.4(c), each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such matter, then in any state or federal court located in the State of Delaware, such courts, collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c) Notwithstanding anything to the contrary set forth herein, including Section 8.4(b), each party hereto acknowledges and irrevocably agrees that any Proceeding involving any Debt Financing Related Party arising out of or in any way relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Supreme Court of the State of New York, County of New York (unless the Supreme Court of the State of New York, County of New York declines to accept jurisdiction over a particular matter, in which case, in the United States District Court for the Southern District of New York) (together with the appellate courts thereof, the “New York Courts”), and each of the parties hereby submits to the exclusive jurisdiction of the New York Courts for the purpose of any such Proceeding. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any New York Court, (ii) any claim that any such proceeding brought in any New York Court has been brought in an inconvenient forum and (iii) any claim that any New York Court does not have jurisdiction with respect to such proceeding.

Section 8.5 Remedies.

(a) The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) each of the parties hereto shall be entitled to, and may seek in the alternative, such remedies as are available at law and in equity, and (ii)(A) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (B) the parties hereto waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (C) the parties hereto will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated (in each case, on the terms and subject to the conditions set forth herein), Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. In no event shall the parties hereto be entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 8.5 and monetary damages to which it is entitled to pursuant to this Agreement. For the avoidance of doubt, the parties hereto shall be entitled to the remedies provided herein in the alternative, and not be required to elect their remedies, in any Proceeding brought to seek redress for the failure of Parent to consummate the Merger pursuant to this Agreement.

(b) Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement, the Company shall not be entitled to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger unless (i) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing (provided that such conditions would have been satisfied or waived assuming the Closing were to occur) or the failure of which to be satisfied is proximately caused by a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) shall have been satisfied (or are capable of being satisfied at the Closing) or (to the extent permissible under applicable Law) waived; (ii) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions to the Company’s obligations have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied or waived assuming the Closing were to occur), and (B) if specific performance is granted and the Financing is funded, then it is ready, willing and able to take the actions within its control to cause the Closing to occur; (iii) the Debt Financing has been funded or Parent has received written confirmations from the counterparties to the Debt Commitment Letters that the Debt Financing will be funded at the Closing assuming the Equity Financing is funded; and (iv) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement. Furthermore, for the avoidance of doubt, this Section 8.5(b) shall not limit the Company’s ability to seek specific performance of Parent’s obligations pursuant to Section 5.10, or to seek specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger if the full amount of the Debt Financing has been funded or would be funded at the Closing.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY PARTIES HERETO OR ANY DEBT FINANCING RELATED PARTIES INVOLVING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email, facsimile or any other method described in this Section 8.7 (provided that, for the avoidance of doubt, in either case, such notice shall be deemed to be effective as of the date first delivered by email or facsimile, as applicable); or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attention: Ramzi M. Musallam

Facsimile: (212) 688-9411

Email:       rmusallam@veritascapital.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti

Facsimile: (212) 593-5955

Email:       richard.presutti@srz.com

To the Company:

Cambium Learning Group, Inc.

17855 Dallas Parkway, Suite 400

Dallas, Texas 75287

Attention: Scott McWhorter, General Counsel

Facsimile: (214) 424-6425

Email:       Scott.McWhorter@cambiumlearning.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven E. Siesser, Esq.

Facsimile: (973) 597-2507

Email:       ssiesser@lowenstein.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the immediately preceding sentence, each of Parent and Merger Sub may (a) assign all or parts of its rights or obligations under this Agreement to one or more of its respective Affiliates or (b) collaterally assign any or all of its rights or obligations hereunder to any Debt Financing Sources; provided that, in either case, no such assignment shall relieve Parent or Merger Sub, as applicable, of its respective obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Majority Stockholder Side Letter, the Confidentiality Agreement and the other agreements entered into in connection herewith constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided that (a) after the occurrence of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of The Nasdaq Capital Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company, and (b) notwithstanding the foregoing, none of this Section 8.11 or Sections 7.3(d)(iv), 8.4, 8.6, 8.8, and 8.13 or any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing provisions or any definitions related thereto (collectively, the “DFS Provisions”) may be amended or waived in any manner adverse to the Debt Financing Sources without the prior written consent of the affected Debt Financing Sources. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries.

(a) Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.9 and this Section 8.13. Notwithstanding the foregoing, each Debt Financing Source shall be an express third-party beneficiary with respect to the DFS Provisions to the extent relating to the rights or obligations of such Debt Financing Source.

(b) The Company hereby acknowledges and agrees that no Debt Financing Related Parties shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company or any of its Affiliates in connection with the transactions contemplated hereby or the Debt Financing in connection therewith; provided that, notwithstanding the foregoing, nothing in this Section 8.13(b) shall in any way limit or modify any Debt Financing Source’s obligations to Parent under the Debt Commitment Letters.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit of this Agreement unless otherwise indicated. All Schedules (including the Company Disclosure Schedule) and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall refer to such law or specific provision as amended from time to time shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “$” are to United States dollars. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; provided, however, that the foregoing provisions of this sentence shall not, under any circumstances, extend the Consent Deadline.

Section 8.15 Conflicts; Privilege.

(a) Recognizing that Lowenstein Sandler LLP has acted as legal counsel to the Company, its Subsidiaries, the Majority Stockholder and certain of the Majority Stockholder’s Affiliates prior to the Effective Time, and that Lowenstein Sandler LLP intends to act as legal counsel to the Majority Stockholder and its Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent and the Company hereby waives, on its own behalf and agrees to cause its respective Affiliates to waive, any conflicts that may arise in connection with Lowenstein Sandler LLP representing the Majority Stockholder or its Affiliates (excluding the Company and its Subsidiaries) after the Closing in connection with any Proceeding involving the Majority Stockholder and its Affiliates (excluding the Company and its Subsidiaries) after the Closing, on the one hand, and Parent, Merger Sub, the Company, any Subsidiary of the Company, and any of their respective Affiliates, on the other hand, as such representation may relate to the Company or its Subsidiaries or the transactions contemplated herein (such representation, the “LS Representation”), even if adverse to the Company or in connection with the transactions contemplated by this Agreement, and none of the Company, Parent nor any of their respective Affiliates shall seek to disqualify Lowenstein Sandler LLP from the LS Representation. In addition, all communications involving attorney-client confidences between the Majority Stockholder, the Company and the Company’s Subsidiaries and their respective Affiliates, on the one hand, and Lowenstein Sandler LLP, on the other hand, in the course of the engagement with respect to negotiation, documentation and consummation of the transactions contemplated herein that, as of immediately prior to the Effective Time, (x) would be deemed to be privileged communication of the Majority Stockholder, the Company, any Subsidiary of the Company or any of their respective Affiliates, and (y) would not be subject to disclosure to Parent, Merger Sub or any of their respective Affiliates in connection with any Proceeding relating to a dispute arising under or in connection with this Agreement shall be deemed to be attorney-client confidences that belong solely to the Majority Stockholder and its Affiliates (and not the Company or any of the Company’s Subsidiaries) (such communications, the “Attorney-Client Communications”). Accordingly, the Company and its Subsidiaries shall not have access to any Attorney-Client Communications or to the files of Lowenstein Sandler LLP relating to the LS Representation from and after the Closing Date. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.15 shall not be deemed exclusive of any other rights to which Lowenstein Sandler LLP is entitled whether pursuant to law, contract or otherwise.

(b) Without limiting the generality of the foregoing, from and after the Closing Date, (i) the Majority Stockholder and its Affiliates (and not the Company and the Company’s Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to LS Representation, and none of the Company or the Company’s Subsidiaries shall be a holder thereof, (ii) to the extent that files of Lowenstein Sandler LLP in respect of such engagement constitute Attorney-Client Communications or related to the LS Representation, only the Majority Stockholder and its Affiliates (and not the Company and the Company’s Subsidiaries) shall hold such property rights, (iii) any right to waive or approve such rights and privileges shall solely belong to the Majority Stockholder and its Affiliates (and not to the Company or the Company’s Subsidiaries) and (iv) Lowenstein Sandler LLP shall not have any duty whatsoever to reveal or disclose any Attorney-Client Communications or such files to the Company or any of the Company’s Subsidiaries by reason of any attorney-client relationship between Lowenstein Sandler LLP and the Company or any of the Company’s Subsidiaries or otherwise. This Section 8.15 shall be irrevocable, and no term of Section 8.15 may be amended, waived or modified, without the prior written consent of Lowenstein Sandler LLP.

Section 8.16 Non-Recourse. Notwithstanding anything herein to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company or the Majority Stockholder shall have any personal liability to either Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company or the Majority Stockholder in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or either Merger Sub shall have any personal liability to the Company, the Majority Stockholder or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or either Merger Sub in this Agreement.

Section 8.17 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of

Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and any other employee benefit plan, program, agreement, or arrangement, including any pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, fringe benefit, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, or life insurance plan, program, agreement or arrangement, written or unwritten, funded or unfunded, or insured or self-insured, (i) that is sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director (or any beneficiary or dependent thereof) of the Company or any of its Subsidiaries, or (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any Liability, and other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Credit Facility” means that certain Credit Agreement, dated as of December 10, 2015, among Cambium Learning, Inc., the Company, Webster Bank, N.A., as Administrative Agent, L/C Issuer and a Lender, and The Other Lenders Party Thereto.

“Company Lease” means any lease, sublease, license, occupancy and other agreement (including all amendments, modifications and supplements thereof and assignments and subleases thereof) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Option Holder” shall mean any Person holding Company Options immediately prior to the Closing.

“Company Option Information” means, with respect to each outstanding Company Option as of any specified date, (a) the name of the Company Option Holder, (b) the tax jurisdiction in which the Company Option Holder is located, (c) the number of shares of Company Common Shares issuable upon exercise, (d) the date of grant, (e) the expiration date, (f) the exercise price per share, (g) the vesting schedule, including the extent vested as of the date hereof and whether such Company Option is subject to accelerated vesting as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other events), (h) whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and (i) whether such Company Option is subject to Section 409A of the Code.

“Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means, the affirmative written consent of the holder(s) of a majority of the outstanding Company Common Shares in favor of adoption of this Agreement. The delivery of the Written Consent shall constitute Company Stockholder Approval for all purposes hereunder.

“Company Superior Proposal” means a written Company Takeover Proposal, substituting “50%” for “25%” in the definition thereof, that the Company Board determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof, and (b) taking into account the factors the Company Board considers to be relevant, if consummated, to be more favorable to the Company stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Company Takeover Proposal” means any bona fide proposal, offer or similar indication of interest made by any Person or group of related Persons (other than Parent and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, directly or indirectly, for (i) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, joint venture, recapitalization or similar transaction involving the Company or any of its Subsidiaries, (ii) the acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any Person or group of related Persons (other than Parent and its Affiliates) of more than 25% of the assets (measured by the market value thereof), revenue or net income of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by, or issuance to, any Person or group of related Persons (other than Parent and its Affiliates) of more than 25% of any class of voting or Equity Interests of the Company issued and outstanding following such acquisition or issuance, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding voting or Equity Interests of the Company.

“Company Termination Fee” means a cash amount equal to $22,000,000.

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, deed of trust, license, sublease, lease or sublease (whether for real or personal property), agreement, arrangement, commitment, understanding, purchase order for goods or services, power of attorney, loan, evidence of Indebtedness, letter or credit, covenant not to compete, or other instrument or obligation that is legally binding, in each case, whether written or unwritten.

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to the Debt Financing or the Alternative Financing, their respective Affiliates and its and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any Liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing or (iii) establishes standards of conduct for protection of worker health and safety, including, but not limited to the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., as amended.

“Environmental Permit” means any Permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means any (a) shares or units of capital stock or voting securities; (b) membership or partnership interests or units; (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (d) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests contemplated by clauses (a) through (d) of this sentence, or any other equity securities; or (e) securities convertible into or exercisable or exchangeable for any of the interests in any of the equity interests contemplated by clauses (a) through (d) of this sentence or any other equity securities.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the first entity, trade or business.

“Governmental Entity” means any federal, state, multi-state, local or other municipal, national, provincial, or foreign government, any transnational governmental organization, or any court of competent jurisdiction, arbitral, administrative agency or commission, subdivision, regulatory or legislative body, tribunal, quasi-governmental or private body or other governmental authority or instrumentality, domestic or foreign, exercising regulatory or Taxing Authority thereof or thereunder.

“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, all obligations (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) of such person consisting of: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized or synthetic lease obligations of such Person (or lease obligations that should have been on the books and records or financial statements of such Person as categorized or synthetic lease obligations in accordance with GAAP), (iv) earn-outs or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (v) all indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) any commitment that assures a creditor against loss, including actual or contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations to the extent drawn upon, (vii) the repurchase of Equity Interests of the Company; (viii) any liabilities in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; (ix) any unsatisfied liabilities for “withdrawal liability” to a “multiemployer plan,” as such terms are defined under ERISA, (x) any severance obligations or liabilities that arise from any termination of employment occurring on or prior to the date hereof; and (xi) all guarantees of such Person of any indebtedness of any other Person described in clauses (i) through (x) of this sentence, other than a wholly owned Subsidiary of such Person.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (iv) designs, databases and data compilations, and (v) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all Software, databases, firmware, hardware and related documentation) and Internet websites.

“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge, after due inquiry, of the individuals listed in Section 8.17(a)(i) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge, after due inquiry, of the individuals listed on Section 8.17(a)(ii) of the Company Disclosure Schedule.

“Liability” means, with respect to any Person, any and all debts, liabilities, losses, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including costs of investigation, defense or settlement and reasonable attorneys’ fees), penalties, awards, assessments, charges and obligations whatsoever, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, contractual, tortious, statutory or otherwise against, affecting, suffered, sustained, paid or incurred by such Person, including interest and, to the extent reasonably foreseeable, consequential damages.

“Lien” means any lien, hypothecation, assignment, title retention or other security arrangement or agreement, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Majority Stockholder” means VSS-Cambium Holdings III, LLC, a Delaware limited liability company.

“Majority Stockholder Agreements” means, collectively, (a) any Contract between the Company or any of its Subsidiaries, on the one hand, and the Majority Stockholder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, and (b) any Contract between VKidz, on the one hand, and the Majority Stockholder or any of its Affiliates (other than VKidz), on the other hand, in each case, which are set forth on Section 3.22 of the Company Disclosure Schedule.

“Majority Stockholder Side Letter” means that certain letter agreement, dated as of the date hereof, by and among the Majority Stockholder, the Company, Parent and Merger Sub.

“Marketing Period” means the period of fifteen (15) consecutive Business Days after the date hereof beginning on the date on which Parent shall have received the Required Information; provided, that (x) November 23, 2018 shall not be considered a Business Day and (y) if the Marketing Period has not ended on or prior to December 21, 2018, it shall recommence on January 2, 2019; provided, further, that if the Company in good faith reasonably believes that it has delivered the Required Information at the time the Marketing Period would have otherwise commenced it may deliver to Parent a written notice stating when it believes it completed such delivery, in which case receipt of such Required Information shall be deemed to have been satisfied on the date of such notice for purposes of the commencement of the Marketing Period unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect, stating with reasonable specificity the Required Information that has not been delivered, in which case, the Required Information shall be deemed to have been delivered on the date such additional information is delivered by the Company.

“Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence, development, circumstance, condition, or effect (each, an “Effect”) that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the transaction contemplated hereby, or (y) has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, for purposes of clause (y) of this sentence, the impact of (i) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation or enforcement thereof, (iii) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any material worsening of such conditions following the date hereof, (iv) changes in Law, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), (vii) other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (viii) a decline in the trading price or trading volume of the Company Common Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the prior written request of Parent, (xi) any Proceeding threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger; or (xii) changes in legislation or Law that directly or indirectly affect the purchasing or selling of products or services sold or provided by the Company or its Subsidiaries; except, with respect to clauses (i) through (iv), (vii) and (xii), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate.

“Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including severance pay or benefits) in an amount or having a value in excess of $175,000 per year, excluding any Employment Agreement that can be terminated at-will without penalty or other Liability (including severance) to the Company or any of its Subsidiaries.

“Object Code” means computer Software in binary form that is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, decision, verdict or settlement, in each case, whether civil, criminal or administrative, and, in each case, whether temporary, preliminary or permanent, entered, issued made or rendered by any Governmental Entity or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that has had or would reasonably be expected to prevent or materially impair or delay Parent’s ability to consummate the transactions contemplated hereby (including the Merger and the Financing).

“Parent Termination Fee” means a cash amount equal to $57,000,000.

“Payoff Amount” means the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Company Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letter.

“Payoff Letter” means, collectively, (a) a payoff letter duly executed by the applicable agent(s) to the Company Credit Facility pursuant to which such agent(s) shall agree that upon payment of the Payoff Amount specified in such Payoff Letter: (i) all obligations of each credit party arising under or related to the Company Credit Facility shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii) all pledged collateral securing the outstanding obligations under the Company Credit Facility shall be returned; and (b) Lien releases and similar documents, in the case of each of clauses (a) and (b) of this sentence, in form reasonably acceptable to Parent.

“Permit” means any authorization, licenses permit, certificate, variance, exemption, approval, Order, registration, consent, franchise, qualification, waiver, clearances or similar rights of, used by, granted by or obtained from any Governmental Entity

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not yet delinquent, or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate constitute a Material Adverse Effect, (vi) with respect to real property leased under any Company Lease, title of the applicable landlord and/or fee owner and Liens and other encumbrances on the landlord’s and/or fee owner’s interest in such real property, including, without limitation, master leases and ground leases, (vii) Liens which are released or discharged, as applicable, at or prior to Closing, (viii) Intellectual Property licenses, and (ix) Liens set forth on Section 8.17(a)(iv) of the Company Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Proceeding” means any action, suit, claim, hearing, arbitration, litigation, mediation, hearing, inquiry, audit, examination, investigation or other proceeding (in each case, whether civil, criminal, administrative, investigative or appellate), in each case, by or before any Governmental Entity or arbitrator.

“Public Software” means any software that is licensed or distributed under an open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache License.

“Public Software License” means, with respect to any Public Software, the license pursuant to which the Public Software is licensed or distributed.

“Representatives” means, as to any Person, such Person’s Affiliates, and such Person’s and such Affiliates’ respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or authorized agents.

“Required Information” means the financial statements regarding the Company and its Subsidiaries necessary to satisfy the condition set forth in Clauses (i), (ii) and (iii) of Paragraph 6 of Annex III of the Debt Commitment Letters as in effect on the date hereof.

“Rights Agreement” means that certain Tax Asset Protection Rights Agreement, dated as of September 21, 2016, by and between the Company and Wells Fargo Bank, National Association.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, program interfaces, models and methodologies, whether in Source Code or Object Code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” when used with respect to any Parent and its Subsidiaries, taken as a whole, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of their assets and property will, as of such date, exceed the amounts required to pay probable Liabilities (including the probable amount of all contingent Liabilities) and their debts as they become absolute and mature, as of such date, (b) they will have adequate capital to carry on their business as presently conducted or as proposed to be conducted, and (c) they will not incur debts beyond their ability to pay such debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Stockholders” means the Persons set forth on Section 8.17(a)(iii) of the Company Disclosure Schedule.

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner. Notwithstanding anything to the contrary herein, for purposes of the definition of Subsidiaries with respect to the Company, VKidz shall be excluded.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes of any nature or kind imposed, assessed or collected by any Taxing Authority, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, escheat, premium, and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means any return, declaration, report, estimate, schedule, notice, election, certificate or other documentation or information filed or required to be filed with respect to Taxes (including any and all schedules and attachments thereto), including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“VKidz” means VKidz Holdings Inc., a Delaware corporation.

“VKidz Agreement” means that certain Stock Purchase Agreement, dated as of May 13, 2018, by and among the Company, Edcity Holding Inc., VSS VKidz LLC, VKidz and VSS VKidz LLC, solely in its capacity as Representative thereunder, as amended.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

Section
A Merger Consideration	2.1(a)(iii)
Agreement	Preamble
Alternative Financing	5.10(c)
Antitrust Laws	3.3(b)
Attorney-Client Communications	8.15(a)
B Merger Consideration	2.1(a)(iii)
Beneficial Ownership Regulation	5.10(d)
Book-Entry Shares	2.1(a)
Cancelled Shares	2.1(a)(ii)
Certificate	2.1(a)
Certificate of Merger	1.3
Chosen Courts	8.4(b)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	3.14
Commitment Letters	4.6(b)
Company	Preamble
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Board	Recitals
Company Board Recommendation	Recitals

Company Common Shares	3.2(a)
Company Disclosure Schedule	ARTICLE III
Company Employees	5.5(a)
Company Material Contracts	3.18(a)
Company Option	2.3
Company Registered Intellectual Property	3.16(a)
Company SEC Disclosures	ARTICLE III
Company SEC Documents	3.4(a)
Confidentiality Agreement	5.2(c)
Consent Deadline	Recitals
Copyrights	8.17(a); “Intellectual Property”
Covered Persons	5.9(a)
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Definitive Debt Financing Agreements	5.10(a)
Definitive Equity Financing Agreements	5.10(a)
Definitive Financing Agreements	5.10(a)
DFS Provisions	8.11
DGCL	Recitals
Dissenting Shares	2.1(b)
Dodd Frank Act	3.4(a)
Effect	8.17(a); “Material Adverse Effect”
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Equity Commitment Letter	4.6(b)
Equity Financing	4.6(b)
Equity Investor	4.6(b)
Exchange Act	3.3(b)
Financing	4.6(b)
Financing Conditions	4.6(c)
GAAP	3.4(b)
Guarantee	Recitals
HSR Act	3.3(b)
Indemnification Arrangements	5.9(a)
Information Statement	3.3(b)
Insurance Policies	3.21
IRS	3.9(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
LS Representation	8.15(a)
Marks	8.17(a); “Intellectual Property”
Material Company Intellectual Property Contract	3.18(a)(viii)
Material Customer	3.23(a)
Material Vendor	3.23(b)

Merger	Recitals
Merger Amounts	4.6(i)
Merger Consideration	2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	3.9(e)
New York Courts	8.4(c)
Parent	Preamble
Parent Consent	Recitals
Parent Disclosure Schedule	ARTICLE III
Parent Related Parties	7.3(d)(iv)
Patents	8.17(a); “Intellectual Property”
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Post-Closing Plans	5.5(b)
Qualifying Transaction	7.3(a)(i)
Rights Agreement Amendment	5.7(b)
Sarbanes-Oxley Act	3.4(a)
Second Request	5.6(c)
SEC	3.3(b)
Securities Act	3.4(a)
Securities Laws	3.3(b)
Specified Date	3.2(a)
Surviving Corporation	1.1
Takeover Statute	3.20
Trade Secrets	8.17(a); “Intellectual Property”
Transaction Approvals	3.3(b)
VKidz Action	5.15
VKidz Agreement Amendment	Recitals
Written Consent	Recitals

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CAMBIUM LEARNING GROUP, INC.

By:	/s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

CAMPUS HOLDING CORP.

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title: President

CAMPUS MERGER SUB INC.

By:	/s/ Ramzi M. Musallam
Name: Ramzi M. Musallam
Title: President

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

FORM OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMBIUM LEARNING GROUP, INC.

FIRST: The name of the corporation is Campus Learning Group, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904. The name of its registered agent at such address is COGENCY GLOBAL INC.

THIRD: The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:

1. Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

2. Indemnification.

a. The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

b. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

c. The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of presentation of such costs and expenses to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims to the fullest extent permitted by the DGCL. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer; provided that in such case the Corporation shall have the right to approve the party making such undertaking.

d. No amendment to or repeal of the provisions of this Article Fifth shall deprive a director or officer of the benefit hereof with respect to any act or omission occurring prior to such amendment or repeal.

SIXTH: Except as may be expressly provided in this Fourth Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Fourth Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Sixth; provided, however, that any amendment or repeal of Article Sixth of this Fourth Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.

EXHIBIT B

FORM OF

BY-LAWS OF CAMBIUM LEARNING GROUP, INC.

ARTICLE 1 OFFICES

Section 1.01 Offices. The registered office of Cambium Learning Group, Inc. (the “Corporation”) shall be COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, Country of Kent, Dover, Delaware 19904. The name of its registered agent at such address is COGENCY GLOBAL INC. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

Section 1.02 Books and Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method.

ARTICLE 2 MEETINGS OF THE STOCKHOLDERS

Section 2.01 Place of Meetings. Except as otherwise provided in these by-laws, all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Delaware, as shall be determined by the Board of Directors and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

Section 2.02 Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation’s fiscal year, and at such time, as the Board of Directors may from time to time determine.

Section 2.03 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors and shall be called by the president or the secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least 10 days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the

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stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Conduct of Meetings. At each meeting of the stockholders, the president or, in his or her absence, any one of the vice presidents, in order of their seniority, shall act as chairman of the meeting. The secretary or, in his or her absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

Section 2.09 Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation, the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 2.10 Written Consent of Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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ARTICLE 3 BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. Except as otherwise provided by the Certificate of Incorporation of the Corporation, until such time as the Board of Directors determines otherwise, the number of directors shall be no less than one. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, maybe filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman. Notice of regular meetings need not be given, except as otherwise required by law.

Section 3.06 Special Meetings. Special meetings of the Board of Directors, for any purpose or purposes, may be called by the president and shall be called by the president or the secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 3.07 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section shall constitute presence in person at such meeting.

Section 3.08 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.09 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

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Section 3.09 Notices. Subject to Section 3.06, Section 3.08 and Section 3.10 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

Section 3.10 Waiver of Notice. Whenever the giving of any notice to directors is required by applicable law, the Certificate of Incorporation or these by-laws, a waiver thereof, given by the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.11 Organization. At each meeting of the Board of Directors, the chairman or, in his or her absence, another director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.12 Quorum of Directors. The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.13 Action By Majority Vote. Except as otherwise expressly required by these by-laws, the Certificate of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.14 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.15 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and

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not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article 3.

ARTICLE 4 OFFICERS

Section 4.01 Positions and Election. The officers of the Corporation shall be elected by the Board of Directors and shall include a president, a treasurer and a secretary. The Board of Directors, in its discretion, may also elect a chairman (who must be a director), one or more vice chairmen (who must be directors) and one or more vice presidents, assistant treasurers, assistant secretaries and other officers. Any individual may be elected to, and may hold, more than one office of the Corporation.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 The President. The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.

Section 4.04 Vice Presidents. Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairman of the Board of Directors or the president.

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Section 4.05 The Secretary. The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.06 The Treasurer. The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.07 Duties of Officers May be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE 5 STOCK CERTIFICATES AND THEIR TRANSFER

Section 5.01 Certificates Representing Shares. Certificates for the Corporation’s capital stock, if any, shall be in such form as required by law and as approved by the Board of Directors. Each certificate, if any, shall be signed in the name of the Corporation by the president or any vice president and by the secretary, the treasurer, any assistant secretary or any assistant treasurer. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

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Section 5.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04 Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE 6 INDEMNIFICATION

Section 6.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however that, except as provided in Section 6.03 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors.

Section 6.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.01, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including,

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without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

Section 6.03 Right of Indemnitee to Bring Suit. If a claim under Section 6.01 or 6.02 of this Article 6 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the Corporation.

Section 6.04 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Certificate of Incorporation or these by-laws or otherwise.

Section 6.05 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 6.06 Indemnification of Employees of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee of the Corporation to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.07 Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.08 Settlement of Claims. The Corporation shall not be liable to indemnify any indemnitee under this Article 6 for any amounts paid in settlement of any action or claim effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

Section 6.09 Subrogation. In the event of payment under this Article 6, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.10 Procedures for Submission of Claims. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article 6, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these byl-aws and shall be deemed for all purposes to be a part hereof.

ARTICLE 7 GENERAL PROVISIONS

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.03 Voting Shares in Other Corporations. Unless otherwise directed by the Board of Directors, shares in other corporations which are held by the Corporation shall be represented and voted only by the president or by a proxy or proxies appointed by him or her.

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Section 7.04 Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 7.05 Forum Selection By-law. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the corporation to the corporation or the corporation’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or these by-laws (as each may be amended from time to time) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine or other “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.05.

ARTICLE 8 AMENDMENTS

Section 8.01 Amendments. These by-laws may be amended, altered, changed, adopted and repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

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